Exhibit 10.2.14

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into effective April 24, 2017 (the “Effective Date”) by and between Gogo LLC, 111 N. Canal Street, Suite 1500, Chicago, IL 60606(the “Company”), and Barry Rowan (“Executive”). This Agreement supersedes and replaces all other agreements, whether oral or written, related to the terms of Executive’s employment with the Company. Certain capitalized terms used herein have the meanings given to them in Section 20 hereof.

AGREEMENT:

In consideration of the mutual covenants contained herein, the parties agree as follows:

1. Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment upon the terms and conditions set forth herein.

2. Capacity and Duties. As of the Effective Date, Executive shall be employed by the Company as its Executive Vice President, Finance. Promptly following the Company’s filing with the Securities and Exchange Commission of its Quarterly Report on Form 10-Q for the quarter ending March 31, 2017, which is scheduled to occur on May 4, 2017, the Company’s current Chief Financial Officer will resign from, and Executive will assume, the position of Executive Vice President and Chief Financial Officer. During Executive’s employment with the Company, Executive shall perform the duties and bear the responsibilities commensurate with Executive’s position, and shall serve the Company faithfully and to the best of Executive’s ability, under the direction of the Company’s Chief Executive Officer. Executive shall also perform such other duties as may be reasonably requested from time to time by the Company’s Chief Executive Officer or Board of Directors of Gogo, Inc., of which the Company is a wholly owned subsidiary (“Parent”). Executive’s actions shall at all times be such that they do not discredit the Company or its products and services, and Executive shall not engage in any business activity or activities that require significant personal services by Executive or that, in the sole judgment of the Company, may conflict with the proper performance of Executive’s duties hereunder. Provided that Executive is at all times in compliance with the requirements of the previous sentence, the Executive may participate as a member of the board of directors of one company. Executive shall devote all Executive’s working time, working attention, and working energies to the business of the Company.

3. Compensation.

(a) Starting Bonus. The Company shall pay to Executive a starting bonus of $100,000. Such bonus shall be paid on the date of the first regular payroll on or after June 9, 2017, , and is intended to assist in paying his commuting expenses prior to the relocation contemplated by Section 3(h) below, as well as miscellaneous costs incurred by Executive in connection with such relocation. In the event that Executive’s employment terminates for Cause or without Good Reason] prior to the first anniversary of the Effective Date, Executive will promptly repay such bonus to the Company.

(b) Base Salary. The Company shall pay to Executive as base compensation for all of the services to be rendered by Executive under this Agreement a salary at the rate of $450,000 per annum (the “Base Salary”), payable in accordance with such normal payroll practices as are adopted by the Company from time to time, subject to withholdings for federal, state and local taxes, FICA and other withholding required by applicable law, regulation or ruling. The Base Salary shall be reviewed at least annually. Unless the Company and Executive mutually agree otherwise, Executive’s annual salary shall not be reduced other than as part of an overall compensation reduction at the Company that impacts salaries of all executives of the Company and in such event shall not be reduced by more than 10% of Executive’s then-current Base Salary. In addition, Executive shall be eligible for an annual discretionary bonus with a target of seventy five percent (75%) of Base Salary. The amount of such annual discretionary bonus, if any, shall be decided by the Compensation Committee of the Board of Directors of Parent, and shall be based upon achievement of objectives established by the Compensation Committee, all as determined in the reasonable discretion of the Compensation Committee. Any bonus payable to Executive for 2017 shall be prorated based upon his start date.

(c) Reimbursement of Expenses, Company Facilities. The Company shall pay or reimburse Executive for all reasonable, ordinary and necessary travel and other expenses incurred by Executive in the performance of Executive’s obligations under this Agreement, in accordance with the Company’s travel and expense reimbursement policies for management employees. The Company shall provide to Executive, at the Company’s principal place of business, the necessary office facilities and equipment to perform Executive’s obligations under this Agreement. In addition, the Company shall provide to Executive, for use at Executive’s home office, two computer monitors, a docking station and a printer, and the Company shall reimburse Executive for costs incurred in setting up connectivity between such home office and the Company’s principal place of business. The Company will reimburse Executive for up to $15,000 of attorney’s fees incurred in connection with the review and negotiation of the terms and conditions of employment.

(d) Discretionary Time Off. The Company has no formal vacation or time off policy with set time off amounts and accruals. Instead, Executive will have the flexibility to take time off as determined by Executive subject to approval of the CEO.

(e) Benefits. Subject to applicable eligibility requirements, Executive shall be eligible to participate in all normal company benefits available to the Company’s Chief Executive Officer and other executives including the Company’s 401(k), retirement, medical, dental and life and disability insurance plans and programs in accordance with the terms thereof. Any such benefits, plans and/or programs shall be subject to change or termination from time to time, as determined by the Company.

(f) Directors and Officers Insurance. Officers and directors liability insurance shall be obtained and maintained by the Company for reasonable and customary coverage of the Company, other executives of the Company and Executive, at no cost to Executive.

(g) Equity. Subject to approval by the Compensation Committee of the Board of Directors of Parent, Executive shall be entitled to receive the following awards, with a grant date of April 24, 2017: (i) 200,000 options to purchase common stock in Parent and 40,000 restricted stock awards in Parent, in each case vesting in four equal annual increments beginning on the first anniversary of the grant date; and (ii) 20,000 performance stock units and 100,000 performance options in Parent, in each case vesting in four equal annual increments beginning on the first anniversary of the grant date but subject to the additional vesting condition that the closing price of Parent’s common stock equal or exceed $25 per share for 30 consecutive trading days at some time during the four years following the date of grant. Such equity will be issued pursuant to the Company’s standard terms and conditions as set forth in the option, restricted stock award, performance stock unit and performance option agreements and The 2013 Gogo Omnibus Stock Incentive Plan or The 2016 Gogo Omnibus Stock Incentive Plan (the “Plans”), and the vesting thereof shall be subject, in addition to the vesting conditions described above, to Executive’s continued employment hereunder and the terms of the applicable Plan. Additionally, Executive shall be eligible to participate in an annual equity award program, as approved by the Compensation Committee of the Board of Directors of Parent.

(h) Relocation Benefits. Executive’s principal office will be in Chicago, IL. The Company will provide relocation benefits as and to the extent set forth in Exhibit A hereto; provided, however, that such benefits shall expire at such times as are specified in Exhibit A. The Company makes no representation as to the proper tax treatment of reimbursed relocation benefits on Executive’s federal or state income tax returns and Executive is responsible for obtaining independent advice from his personal tax advisor.

4. Confidentiality; Ownership of Confidential Information and Inventions.

(a) Receipt of Confidential Information. Executive’s employment by the Company creates a relationship of confidence and trust between Executive and the Company with respect to certain information applicable to the business of the Company and its clients or customers. Executive acknowledges that during Executive’s employment by the Company and as a result of the confidential relationship with the Company established thereby, Executive shall be receiving Confidential Information and that the Confidential Information is a highly valuable asset of the Company.

(b) Nondisclosure. During Executive’s employment with the Company and at all times thereafter, regardless of the reason for the termination of such employment, Executive shall retain in strict confidence and shall not use for any purpose whatsoever or divulge, disseminate, or disclose to any third party (other than in the furtherance of the business purposes of the Company and with the Company’s prior written consent) all Confidential Information, all of which is deemed confidential and proprietary. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement limits the Employee’s ability to communicate with or participate in any investigation or proceeding regarding possible violations of U.S. Federal securities laws that may be conducted by the U.S. Securities and Exchange Commission, the U.S. Department of Justice, the U.S. Consumer Financial Protection Bureau or the U.S. Commodity Futures Trading Commission.

(c) Disclosure. Executive shall inform the Company promptly and fully of all Inventions by a written report, setting forth in detail a description of the Invention, the procedures used and the results achieved. Executive shall submit a report upon completing any studies or research projects undertaken on the Company’s behalf, whether or not Executive believes that project has resulted in an Invention. Executive agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Inventions, which records shall be available to and remain the sole property of the Company at all times.

(d) Ownership; Cooperation. All Confidential Information and Inventions shall be and remain the sole property of the Company. Executive promptly shall execute and deliver to the Company any instruments deemed necessary by it to effect disclosure and assignment of all Inventions to the Company including, without limitation, assignment agreements satisfactory to the Company. Upon request of the Company, during and after Executive’s employment with the Company, Executive shall execute patent, copyright, trademark, mask work or other applications and any other instruments deemed necessary by the Company for the prosecution of such patent applications or the acquisition of letters patent or registration of copyrights, trademarks or mask works in the United States and foreign countries based on such Inventions; provided, however, that if Executive incurs any expenses in connection with the foregoing obligation after Executive’s employment with the Company is terminated, the Company shall compensate Executive at a reasonable rate for the time actually spent by Executive at the Company’s request in satisfying such obligation.

(e) Works for Hire. To the extent the Inventions consist of original works of authorship which are made by Executive (solely or jointly with others) within the scope of Executive’s employment and which are protectable by copyright, Executive acknowledges that all such original works of authorship are “works for hire” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

5. Covenants-Not-to-Compete. In consideration of Executive’s continued employment as an executive of the Company and in consideration of the Company’s obligations contained in this Agreement, including, without limitation, its agreeing to provide the equity grant specified in Section 3(g) and to pay the severance benefits in the circumstances specified in Section 9(a), and because Executive shall have access to Confidential Information, including, without limitation, Trade Secrets, Executive hereby covenants as follows (as used in this Section the term “Company” includes Gogo LLC and its Affiliates):

(a) Covenants. Without the prior written consent of the Board, (x) during Executive’s employment with the Company and (y) for one (1) year after leaving the employment of the Company, whether voluntarily or involuntarily, Executive shall not directly or indirectly, personally, by agency, as an employee, consultant, officer or director, through a corporation, partnership, limited liability company, or by any other artifice or device:

(i) Own, manage, operate, control, work for, provide services to, employ, have any financial interest in, consult to, lend Executive’s name to or engage in any capacity in any enterprise, business, company or other entity (whether existing or newly established) engaged in a Competitive Business, whether in anticipation of monetary compensation or otherwise;

(ii) Solicit or otherwise induce any person who is then or was employed by the Company or otherwise engaged by the Company as an independent contractor or consultant at any time during the twelve (12) month period preceding Executive’s last day of employment, to terminate his employment or service with the Company to engage in any Competitive Business, or intentionally interfere with the relationship of the Company with any such employee, former employee or person, it being understood that a general advertisement of employment opportunities to which a current or former employee of the Company or any of its Affiliates responds shall not constitute solicitation or inducement for purposes of this Section 5 (a)(ii), or hire any such former employee within ninety days following his or her termination of employment with the Company or any of its Affiliates

(iii) Solicit or service in any way in connection with or relating to a Competitive Business, on behalf of Executive or on behalf of or in conjunction with others, any client or customer, or prospective client or customer of the Company, or induce any customer, client, prospective customer or client, vendor or strategic partner of the Company to terminate or negatively alter his or its relationship with the Company, who has been solicited or serviced by the Company or any of its Affiliates within the twelve (12) month period preceding Executive’s last day of employment with the Company; or

(iv) Assist others in doing anything prohibited by clause (i), (ii) or (iii) above. Due to the global nature of the Company’s business and its competition there is no applicable geographic restriction on the covenants set forth herein. The covenants in this Section 5(a) shall be specifically enforceable. However, the covenants in this Section 5(a) shall not be construed to prohibit the ownership of not more than one percent of the equity of any publicly-held entity engaged in direct competition with the Company, so long as Executive is not otherwise engaged with such entity in any of the other activities specified in Section 5(a)(i) through (iv) above.

(b) Reformation and/or Severability of Covenants. If a court determines that any of the foregoing covenants is an unenforceable restriction, the court is authorized and requested to revise such provision to include the maximum restriction allowed under applicable law. If any provision of this Agreement is determined to be in violation of any law, rule or regulation or otherwise unenforceable, and cannot be modified to be enforceable, such determination shall not affect the validity of any other provision of this Agreement, and such other provisions shall remain in full force and effect. Each provision, paragraph and subparagraph of this Agreement is severable from every other provision, paragraph and subparagraph and constitutes a separate and distinct covenant.

(c) Acknowledgment. Executive acknowledges that the covenants made by Executive in this Agreement are intended to protect the legitimate business interests of the Company and not to prevent or interfere with Executive’s ability to earn a living. Executive further understands that the Company may, in its sole discretion, permit Executive to engage in certain work or activity described in Section 5, if and only if Executive provides the Company with written evidence satisfactory to the Company, including assurances from any new employer or entity, that the contribution of Executive’s knowledge to that work or activity will not cause Executive to disclose, base judgment upon or use the Company’s Confidential Information, or any other assurances as may be requested by the Company in its discretion. Executive agrees that he will not engage in such work or activity unless and until Executive receives written consent from the Company.

6. Injunctive Relief; Legal Fees. If Executive violates any of the provisions of Section 4 or 5 hereof (the “Applicable Sections”), the Company shall be entitled to seek and, if awarded by a court or arbitrator, obtain immediate and permanent injunctive relief in addition to all other rights and remedies it may have, it being agreed that a violation of the Applicable Sections would cause the Company irreparable harm, and the damages which the Company would sustain upon such violation are difficult or impossible to ascertain in advance. If the Company takes legal action to enforce the covenants contained in the Applicable Sections, or to enjoin Executive from violating the Applicable Sections, as part of its damages, the prevailing party shall be entitled to recover its reasonable legal costs and expenses for bringing and maintaining any such action from the losing party.

7. No Conflict. Executive represents and warrants to the Company that (a) Executive has not signed any employment agreement, confidentiality agreement, non-competition covenant or the like with any other employer and (b) Executive’s employment with the Company will not violate any other agreement or arrangement Executive has or may have had with any other former employer. Executive covenants that under no circumstances shall Executive disclose to the Company or use for the benefit of the Company any confidential or proprietary information of any former employer or other third party, and Executive shall hold all such information in confidence, and shall comply with the terms of any and all applicable agreements between Executive and the third party with respect to such information.

8. Termination. Executive and the Company each acknowledge that either party has the right to terminate Executive’s employment with the Company at any time for any reason whatsoever, with or without cause, pursuant to the following:

(a) Termination by the Company Without Cause. Upon thirty (30) days’ written notice to Executive, or at the Company’s discretion, pay in lieu of notice;

(b) Disability. Immediately upon written notice to Executive, if Executive is prevented from performing Executive’s duties, with or without reasonable accommodation, by reason of illness or incapacity for a continuous period of 180 days;

(c) Death. Immediately upon the death of Executive; or

(d) Termination by the Company for Cause. Immediately upon “Cause”, which for purposes of this Agreement shall mean Executive’s (1) willful gross misconduct or gross or persistent negligence in the discharge of his duties; (2) act of dishonesty or concealment; (3) breach of his fiduciary duty or duty of loyalty to the Company; (4) a material breach of Section 4 or 5 hereof; (5) any other material breach by Executive of this Agreement, which breach has not been cured by Executive within thirty (30) days after written notice of such breach is given to Executive by the Company; (6) commission of one or more acts of substance abuse which are materially injurious to the Company; (7) commission of a criminal offense involving money or other property of the Company (excluding traffic or other similar violations); or (8) commission of a criminal offense that would, if committed in the State of Illinois, constitute a felony under the laws of the State of Illinois or the United States of America. For purposes of this Agreement, an act or failure to act shall be considered “willful” only if done or failed to be done by Executive intentionally or in bad faith.

(e) Voluntary Resignation. Executive may terminate Executive’s employment under this Agreement upon thirty (30) days’ written notice to the Company. The Company, at its discretion, may waive the thirty (30) day notice requirement, and in such event shall be required to make any payments in lieu of notice.

(f) Resignation for Good Reason. Executive may terminate his employment under this Agreement immediately upon a showing of “Good Reason,” which for purposes of this Agreement shall mean (1) a reduction by the Company in Executive’s Base Salary beyond what is permitted by Section 3 (b); (2) a material diminution of Executive’s duties or responsibilities such that such duties and responsibilities, when viewed in the aggregate, are not at least commensurate with those duties and responsibilities normally associated with and appropriate to the position of Chief Financial Officer; (3) the relocation of Executive’s principal place of employment to a geographic location greater than fifty (50) miles from the Company’s headquarters as of the Effective Date; or, (4) any material breach by the Company of its obligations to Executive hereunder. In the event that Executive believes that circumstances constituting “Good Reason” have occurred and Executive wishes to terminate his employment as a result of such occurrence, Executive must provide the Company written notice within 30 days from the initial existence of the occurrence. If within 30 days following the Company’s receipt of such notice it corrects the circumstances constituting “Good Reason,” then Executive shall not be entitled to terminate his employment under this Section 8(f) as a result of such circumstances. Furthermore, Executive shall not be entitled to terminate his employment under this Section 8(f) as a result of any circumstances constituting “Good Reason” unless his resignation occurs within 30 days following the expiration of the Company’s cure period.

9. Termination Benefits.

(a) Termination by the Company Without Cause or Resignation for Good Reason . If Executive is terminated under Section 8(a) or resigns for Good Reason under Section 8(f), and following the execution (and expiration of any revocation period), not later than 45 days following the termination date, of a separation agreement containing a general release of all claims against Parent, the Company and its Affiliates, the Company shall pay Executive an amount equal to Executive’s Base Salary under Section 3(b) at the time of such termination for a period of twelve (12) months (each such payment a “Severance Payment”). The Severance Payment shall be payable in installments, by direct deposit, in accordance with the Company’s normal payroll practices. The first installment of the Severance Payments shall be made on the first payroll date after the execution (and expiration of any revocation period) of such separation agreement or, if the 45-day period following the termination date spans two calendar years and the Severance Payment is subject to Section 409A of the Internal Revenue Code, after such 45-day period, and shall include all installments of the Severance Payments that would have been paid if the general release of claims had been fully effective on the termination date. In addition, during the twelve (12) months following termination, should Executive timely elect to continue coverage pursuant to COBRA, the Company agrees to reimburse Executive for the COBRA premiums due to maintain health insurance coverage that is substantially equivalent to that which he received immediately prior to Executive’s termination. The Company shall also pay Executive (i) any salary earned but unpaid prior to termination, (ii) any business expenses incurred but not reimbursed as of the date of termination, and (iii) any award under the annual bonus program referred to in Section 3(a) that has been approved by the Chief Executive Officer and Parent’s Board of Directors but not paid prior to termination.

(b) Other Termination. In all other cases, the Company’s obligation to make payments hereunder shall cease upon such termination, except the Company shall pay Executive (i) any salary earned but unpaid prior to termination, and (ii) any business expenses incurred but not reimbursed as of the date of termination.

(c) Survival of Obligations. Executive’s obligations pursuant to Sections 4 and 5 shall survive the expiration of the term of Executive’s employment under this Agreement or any early termination thereof.

(d) Returns. Upon termination of Executive’s employment under this Agreement, or as otherwise requested by the Company, immediately upon the Company’s request, Executive shall return to the Company all Company files, notes, business plans and forecasts, financial information, computer-recorded information, tangible property including computers, software, credit cards, entry cards, identification badges, cell phones, pager, keys, tools, equipment and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

10. Notices. All notices, reports, records or other communications which are required or permitted to be given to the parties under this Agreement shall be sufficient in all respects if given in writing and delivered in person, by telecopy, by overnight courier, or by registered or certified mail, postage prepaid, return receipt requested, to the receiving party at the address listed on the first page of this Agreement, or to such other address as such party may have given to the other by notice pursuant to this Section 10. Notice shall be deemed given on the date of delivery, in the case of personal delivery or telecopy, or on the delivery or refusal date, as specified on the return receipt, in the case of overnight courier or registered or certified mail.

11. Further Assurances. The parties shall cooperate fully with each other and execute such further instruments, documents and agreements, and shall give such further written assurances, as may be reasonably requested by one another to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intent and purposes of this Agreement. Without limiting the generality of the foregoing, Executive shall cooperate fully in assisting the Company to comply with contractual obligations of the Company to third parties regarding Inventions, Trade Secrets and copyrights.

12. Waiver of Breach. A waiver by the Company of a breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver of any subsequent breach by Executive.

13. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois. Any action pursuant to Section 4 or 5 above may be brought in the Courts in the State of Illinois, and by execution of this Agreement, Executive irrevocably submits to such jurisdiction.

14. Arbitration.

(a) Any dispute arising in connection with this Agreement or Executive’s employment with the Company, except for equitable or injunctive actions pursuant to Section 4 or 5 above, or claims by Executive for workers’ compensation, unemployment compensation or benefits under a Company benefits plan, shall be submitted to final and binding arbitration. Judgment upon any award rendered by arbitration may be entered in any court having jurisdiction thereof.

(b) The arbitrator shall be selected by the mutual agreement of the parties. Any arbitrator selected shall be a professional having at least ten years of experience in labor or employment related practice areas. If the amount in dispute exceeds $250,000, the parties shall select, by mutual agreement, a panel of three arbitrators, rather than one arbitrator, to resolve the dispute.

(c) The arbitration shall be conducted in Chicago, Illinois (unless the corporate headquarters of the Company shall have been moved to another location, in which case the arbitration shall be conducted in such location). Reasonable discovery shall be permitted as determined by the arbitrator or arbitrators. Both parties to an arbitration shall have the right to be represented by counsel. The attorneys’ fees and costs of the arbitrator and arbitration proceedings are to be shared equally between the parties, and all other costs and attorneys’ fees are to be paid by the party incurring such costs and fees.

(d) Except as otherwise provided herein, this arbitration procedure is the exclusive remedy for any contractual, non-contractual or statutory claim of any kind, including claims arising under federal, state and local statutory law, including, but not limited to, the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; the Illinois Human Rights Act, 75 ILCS § 5/1-101 et seq.; and common law or equitable claims alleging breach of contract, defamation, fraud, outrageous conduct, promissory estoppel, violation of public policy, wrongful discharge or any other tort, contract or equitable theory. Executive agrees to exhaust any and all internal dispute resolution procedures established by the Company prior to pursuing arbitration under this Agreement.

15. Severability. If any provision of this Agreement shall be held by any Court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the enforceability of all other provisions of this Agreement shall be unimpaired.

16. Binding Agreement. Executive shall not delegate or assign any of Executive’s rights or obligations under this Agreement. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by Executive, the Company and the Company’s successors and assigns; provided, however, that the Company may not assign this Agreement to any other person or entity without the prior written consent of Executive except (a) to Parent or (b) in connection with a sale, assignment or other transfer by the Company of all or a substantial portion of its assets or business, in each of which events assignment of this Agreement is expressly permitted without the consent of Executive.

17. Merger; Amendment. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and no other statement, representation, warranty or covenant has been made by either party except as expressly set forth herein. This Agreement may be amended at any time, provided that such amendment is in writing and is signed by each of the parties.

18. Nature of Employment. EXECUTIVE IS EMPLOYED WITH THE COMPANY FOR NO SPECIFIC TERM OF EMPLOYMENT, AND IS EMPLOYED AT THE WILL OF THE COMPANY. NOTHING IN THIS AGREEMENT SHALL IN ANY WAY RESTRICT EXECUTIVE’S RIGHT OR THE RIGHT OF THE COMPANY TO TERMINATE EXECUTIVE’S EMPLOYMENT AT ANY TIME, FOR ANY REASON OR FOR NO REASON, WITH OR WITHOUT CAUSE AND WITH OR WITHOUT NOTICE.

19. Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent. The payments to Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii), as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), or another applicable exemption under Section 409A of the Code or the Treasury regulations promulgated thereunder. In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible. To the extent any amounts under this Agreement are payable by reference to Executive’s “termination of employment” or similar terms, such term and similar terms shall be deemed to refer to Executive’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if Executive is a “specified employee,” as defined in Section 409A of the Code, as of the date of Executive’s separation from service, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon Executive’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of Executive’s separation from service, such payment shall be delayed until the earlier to occur of (a) the six-month anniversary of the separation from service or (b) the date of Executive’s death. Any reimbursement payable to Executive pursuant to this Agreement shall be conditioned on the submission by Executive of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to Executive promptly following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit. Executive’s right to receive any installment payments under this Agreement, including without limitation any salary continuation payments that are payable in installments in accordance with the Company’s normal payroll practices, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A of the Code. Whenever a provision under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

20. Definitions. In addition to terms defined above and elsewhere in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means (i) any parent or subsidiary of the Company and (ii) any person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the Company. For purposes of this definition, the terms “controls,” “is controlled by” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

“Air-to-Ground Communication” means (i) data and/or voice communications directly or indirectly between an aircraft and the ground, including communications between an aircraft and the ground transmitted in whole or in part by satellite, (ii) data and/or voice communications within an aircraft, including all communications to or from the cabin and/or the cockpit of an aircraft, (iii) any and all related products and services and (iv) any and all products and services directly supportive thereof. For the avoidance of doubt, Air-to-Ground Communications does not include communications by satellite that do not involve communication to or from an aircraft.

“Competitive Business” means any business engaged in (i) providing Air-to-Ground Communications, (ii) assembling, manufacturing, installing or selling equipment involved in or relating to Air-to-Ground Communications or (iii) any other business or activities that are substantially in competition with any other businesses in which the Company or any of its Affiliates materially engages in during Executive’s employment or is actively contemplating entering into during Executive’s employment. For purposes of this Agreement, in the event that a Competitive Business includes an organization with separate and distinct business units, to the extent possible, and upon the written approval of the Company, the term Competitive Business may be limited to only those business units(s) or persons of the Competitive Business that are engaged in, related to or become engaged in, or related to the business of Air-to-Ground Communications.

“Confidential Information” means all information relating to the Company, its Affiliates and their respective customers and suppliers considered by the Company or its Affiliates to be confidential and proprietary including, without limitation, (a) business plans, research, development and marketing strategies, customer names and lists, product and service prices and lines, processes, designs, formulae, methods, financial information, costs and supplies and (b) the Trade Secrets (as defined below). Confidential Information may include information which has been acquired or created by Executive or has otherwise become known to Executive through Executive’s employment with Company. Confidential Information may also include information belonging to the Company’s clients, customers or suppliers. “Confidential Information” shall not include the foregoing that is or becomes (i) in the public domain other than through acts by Executive, (ii) already lawfully in Executive’s possession at the time of disclosure by the Company as evidenced by Executive’s written records, (iii) disclosed to Executive by a third party who is not prohibited from disclosing the information pursuant to any fiduciary, contractual or other duty to any person or (iv) required by law, rule, regulation or court order to be disclosed.

“Existing Proprietary Rights” means all inventions, original works of authorship, developments, improvements and trade secrets that Executive has, alone or jointly with others, made, conceived, developed or reduced to practice or caused to be made, conceived, developed or reduced to practice prior to the Effective Date, whether or not patentable or registrable under patent, copyright or similar statutes, a list of which is attached to this Agreement as Exhibit B.

“Inventions” means discoveries, concepts, ideas, methods, formulae, techniques, developments, know-how, inventions and improvements, whether or not patentable or registrable under patent, copyright or similar statutes, conceived of or made by Executive at any time, whether before, during or after business hours, or with the use of the Company’s resources, facilities, materials or personnel, either solely or jointly with others after the Effective Date and during Executive’s employment by the Company, or within one (1) year of the termination of Executive’s employment with the Company. and if based on or related to the Company’s business, including, without limitation, existing and planned products and services and future products and services of the Company and its Affiliates.

“Trade Secrets” means any and all technology and information relating to the Company’s and its Affiliates’ business or their respective patents, methods, formulae, software, know-how, designs, products, processes, services, research development, inventions, systems, engineering and manufacturing which have been designated as secret or confidential or are the subject of efforts that are reasonable under the circumstances to maintain their secrecy or confidentiality and which are sufficiently secret to derive economic value, actual or potential, from not being generally known to other persons.

The parties have executed this Agreement on the date first above written, effective as of the Effective Date.

COMPANY:		EXECUTIVE:

GOGO LLC

Date:	4/20/17	Date: 4/20/17
	/s/ Michael Small	/s/ Barry Rowan
Title:		EVP & CFO

Exhibit A

Relocation Program Summary

Summary of Benefits

•	Temporary Housing Expenses: The Company will reimburse you for the cost of temporary housing for up to 60 days.

•	Relocation Services: If you purchase a home within 14 months of the Effective Date, the Company will pay (or reimburse you) for all reasonable and customary moving expenses, including: (i) packing, transporting and unpacking household goods up to 16,000 lbs.; (ii) transporting one automobile; and (iii) reasonable closing costs associated with the sale and purchase of your home in line with typical executive relocation benefits.

Exhibit B

Existing Proprietary Rights

[None]

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